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                                                                      EXHIBIT 99








CONTACT:  Mary Burczyk 312-466-6209    FOR IMMEDIATE RELEASE
          or Karen Brown 312-466-6165



                          AMERICAN CLASSIC VOYAGES CO.
                      ANNOUNCES SALE OF MAISON DUPUY HOTEL


CHICAGO, AUGUST 27, 1996 --- American Classic Voyages Co. (NASDAQ: AMCV) said that it entered into an agreement to sell its subsidiary which owns the Maison Dupuy Hotel in New Orleans to the Thayer Lodging Group for $22 million cash and a profit participation arrangement that could pay up to an additional $2 million within the next seven years.

     The transaction for the 198-room French Quarter hotel, which is the Company's only hotel property, is expected to close on October 16, 1996. Thayer Lodging Group has completed its due diligence and posted a non-refundable deposit.

     Philip C. Calian, AMCV's president and chief executive officer said, "The hotel represented an economic asset to us that we were able to receive a premium price of approximately $120,000 per room for the property. We believe the Thayer Lodging Group will bring considerable expertise to the operation of the hotel, while American Classic will continue to benefit both from the profit participation agreement as well as the ability to purchase rooms for our passengers at preferred rates for the next two years."

                                    - more -

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     The proceeds will be used to reduce bank debt and fund the Company's capital expenditures. The hotel was purchased by an affiliate of the company in 1985 at a price of $12 million.

     "With the sale of the hotel and the turnaround in our Hawaii operations, we are now poised to pursue additional opportunities at American Classic," Calian said.

     American Classic Voyages owns and operates two U.S. flag cruise lines:
American Hawaii Cruises and The Delta Queen Steamboat Co. American Hawaii Cruises creates an authentic Hawaiian experience aboard its 817-passenger steamship, the Independence, on its 7-day itinerary, visiting five ports on four islands. The Delta Queen Steamboat Co. provides 2- to 14-night paddlewheel steamboat vacations with an old-fashioned Americana theme on U.S. inland waterways on its three vessels, the Delta Queen, the Mississippi Queen, and the American Queen.

     Thayer Lodging Group, based in Annapolis, Maryland, currently owns 15 hotels.
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